UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2012

AXIS CAPITAL HOLDINGS LIMITED

(Exact Name Of Registrant As Specified In Charter)

Bermuda	001-31721	98-0395986
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

92 Pitts Bay Road

Pembroke, Bermuda HM 08

(Address of principal executive offices, including zip code)

(441) 405-2600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2012, AXIS Capital Holdings Limited (the “Company”) announced that John R. Charman was terminated from his position as Chairman of the Board of Directors of the Company effective immediately. The Company expects to treat the termination as a termination without cause under Section 8(d) of the Employment Agreement dated as of December 15, 2003, as amended, by and between AXIS Specialty Limited, a subsidiary of the Company, and John R. Charman (the “Employment Agreement”). Mr. Charman remains a member of the Company’s Board of Directors.

In connection with the termination of Mr. Charman, the Company expects to provide to Mr. Charman cash benefits totaling approximately $11 million as set forth in Section 8(d)(ii) of the Employment Agreement, 50% of which is payable in lump sum promptly following the termination date, with the remaining 50% payable in lump sum on the first anniversary of the date of termination. The change in Mr. Charman’s service also will result in an acceleration of the expensing of Mr. Charman’s outstanding share-based compensation awards and the Company expects to record an additional approximately $11 million of share-based compensations costs in the second quarter of 2012.

A copy of the press release announcing Mr. Charman’s termination is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of AXIS Capital Holdings Limited, dated June 25, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 25, 2012

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Richard T. Gieryn, Jr.
Richard T. Gieryn, Jr.
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of AXIS Capital Holdings Limited, dated June 25, 2012